BIORESTORATIVE THERAPIES, INC.

Certificate of Designations of Preferred Stock Authorized by Resolution of the Board of Directors Providing for an Issue of 1,543,158 Shares of Preferred Stock Designated “Series B Preferred Stock.”

BioRestorative Therapies, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 of Title 8 thereof and Article FOURTH of the Corporation’s Certificate of Incorporation, DOES HEREBY CERTIFY THAT:

Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, said Board of Directors, by unanimous written consent, adopted a resolution providing for the issuance of one million five hundred forty-three thousand one hundred fifty-eight (1,543,158) shares of the Corporation’s Preferred Stock, par value $.01 per share, designated “Series B Preferred Stock,” which resolution is as follows:

RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby provide for and authorize the issuance of one million five hundred forty-three thousand one hundred fifty-eight (1,543,158) shares of the Preferred Stock, par value $.01 per share, of the Corporation, to be designated “Series B Preferred Stock” of the presently authorized but unissued shares of Preferred Stock.  The voting powers, designations, preferences, and relative, participating, optional or other special rights of the Series B Preferred Stock authorized under this certificate of designations (the “Certificate of Designations”) and the qualifications, limitations and restrictions of such preferences and rights are as follows:

(i) Dividends.  The holders of Series B Preferred Stock (each a “Series B Holder” and collectively the “Series B Holders”) shall be entitled to receive, when and as declared by the Board of Directors, dividends on a pari passu basis with the holders of the shares of Common Stock, par value $0.0001 per share, of the Corporation (“Common Stock”) based upon the number of shares of Common Stock into which the Series B Preferred Stock is then convertible.

(ii) Voting Rights.

(A) The Series B Holders shall be entitled to vote on all matters presented to the stockholders of the Corporation for a vote at a meeting of stockholders of the Corporation or a written consent in lieu of a meeting of stockholders of the Corporation, and shall be entitled to such number of votes for each share of Series B Preferred Stock entitled to vote at such meetings or pursuant to such consent as is set forth below, voting together with the holders of shares of Common Stock and other shares of Preferred Stock who are entitled to vote, and not as a separate class, except as required by law.  The number of votes to which the Series B Holders shall be entitled to vote for each share of Series B Preferred Stock shall equal the number of shares of Common Stock into which such Series B Preferred Stock is then convertible; provided, however, that in no event shall a Series B Holder be entitled to vote more than 9.99% of the then outstanding shares of Common Stock.

(B) The Corporation shall not, without the affirmative vote of the holders of at least 50.1% of all outstanding shares of the Series B Preferred Stock, voting separately as a class, amend, alter or repeal any provision of this Certificate of Designations, PROVIDED, HOWEVER, that the Corporation may, by any means authorized by law and without any vote of the holders of the shares of the Series B Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designations, that do not, individually or in the aggregate, adversely affect the rights or preferences of the Series B Holders.

(iii) Conversion.

(A) Optional Conversion; Automatic Conversion; Procedures.

(I) Optional Conversion.

(a)
Conversion Right.  Each share of Series B Preferred Stock shall be convertible, at any time and from time to time, at the option of a Series B Holder (an “Optional Conversion”), into such number of shares of Common Stock as is determined by dividing ten dollars ($10.00) by the Conversion Price (as hereinafter defined); provided, however, that in no event shall a Series B Holder be entitled to convert any shares of Series B Preferred Stock to the extent that such conversion would result in beneficial ownership by such Series B Holder of more than 9.99% of the outstanding shares of Common Stock (the “Maximum Share Amount”).  For purposes of the foregoing proviso, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations thereunder.  For purposes hereof, the term "Conversion Price" shall mean ten dollars ($10.00), subject to adjustment as hereinafter set forth.

(b)
Notice of Conversion.  Before any Series B Holder shall be entitled to receive Common Stock upon conversion of the Series B Preferred Stock, the Series B Holder shall send to the Corporation (by facsimile, e-mail or other reasonable means of communication) a notice of conversion with respect thereto in the form attached hereto as Exhibit A (the “Notice of Conversion”).

(II) Automatic Conversion.  From time to time, in the event that an event occurs which has the effect of reducing a Series B Holder beneficial ownership of shares of Common Stock (as determined in accordance with Section 13(d) of the Exchange Act and the regulations thereunder) to less than 9.5% of the then publicly disclosed outstanding shares of Common Stock, then, within five (5) Business Days (as defined below) thereafter, the Series B Holder shall provide notice to the Corporation (by facsimile, email or other reasonable means of communication) to such effect (the “Reduced Share Notice”), which notice shall state the number of shares of Common Stock beneficially owned by the Series B Holder and shall provide reasonable detail with regard thereto, including the number of derivative securities compromising a portion of such beneficial share amount.  A Reduced Share Notice shall have the effect of a Notice of Conversion with respect to the conversion of such number of shares of Series B Preferred Stock as would increase the Series B Holder’s beneficial ownership of Common Stock to the Maximum Share Amount.  In the event that a Series B Holder shall fail to deliver to the Corporation a timely Reduced Share Notice, then, at the option of the Corporation, a Reduced Share Notice shall be deemed to have been timely given by the Series B Holder to the Corporation. For purposes hereof, the term “Business Day” shall mean any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the state of New York or is a day on which banking institutions located in such state are authorized or required by law to close.

(III) Procedures.

(a)
Record of Preferred Stock Ownership.  The Corporation shall maintain book-entry records showing the number of shares of Series B Preferred Stock outstanding, the number of shares of Series B Preferred Stock converted, the dates of such conversions and the number of shares of Series B Preferred Stock outstanding following such conversions.  In the event of any dispute or discrepancy, such records of the Corporation shall, prima facie, be controlling and determinative in the absence of manifest error.

(b)
Payment of Taxes.  The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or other securities or property on conversion of the Series B Preferred Stock in a name other than that of the Series B Holder (or in street name).

(c)
Delivery of Common Stock Upon Conversion.  Upon receipt by the Corporation from a Series B Holder of a Notice of Conversion, sent in the manner provided for in paragraph (b) hereof and meeting the requirements for conversion as provided for hereinabove, the Series B Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, the number of shares of Series B Preferred Stock held by the Series B Holder shall be reduced to reflect such conversion, and all rights with respect to the Series B Preferred Stock being so converted shall forthwith terminate except the right to receive the Common Stock on such conversion, and the Corporation shall issue and deliver or cause to be issued and delivered to or upon the order of the Series B Holder a certificate for the Common Stock issuable upon such conversion within three (3) Business Days after receipt of the respective Notice of Conversion (the “Share Delivery Deadline”).  In addition to any other rights available to the Series B Holder, if the Corporation fails to cause the Corporation’s transfer agent to transmit to the Series B Holder the Common Stock in accordance with the provisions of this Certificate of Designations pursuant to a Notice of Conversion on or before the respective Share Delivery Deadline, and if after such date the Series B Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Series B Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Series B Holder of the Common Stock which the Series B Holder anticipated receiving upon such Notice of Conversion (a “Buy-In”), then the Corporation shall (A) pay in cash to the Series B Holder, within ten (10) Business Days of Series B Holder’s request, the amount, if any, by which (x) the Series B Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the product of (1) the number of Common Stock that the Corporation was required to deliver to the Series B Holder in connection with the Notice of Conversion at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Series B Holder, either reinstate the portion of the Series B Preferred Stock and equivalent number of Common Stock for which such Notice of Conversion was not honored (in which case such Notice of Conversion shall be deemed rescinded) or deliver to the Series B Holder within three (3) Business Days of Series B Holder’s request the number of shares of Common Stock that would have been issued had the Corporation timely complied with its delivery obligations hereunder.  For example, if the Series B Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion into Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay the Series B Holder $1,000. The Series B Holder shall provide the Corporation written notice indicating the amounts payable to the Series B Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss.  Nothing herein shall limit a Series B Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver shares of Common Stock upon conversion of the Series B Preferred Stock as required pursuant to the terms hereof.

(d)
Delivery of Common Stock by Electronic Transfer.  In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Corporation is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (FAST) program, upon request of the Series B Holder and its compliance with the provisions contained in this Certificate of Designations, and subject to the requirements of applicable law, the Corporation shall cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Series B Holder by crediting the account of the Series B Holder’s Prime Broker with DTC through its Deposit Withdrawal At Custodian (DWAC) system on or before the Share Delivery Deadline.

(e)
Concerning the Common Stock.  The shares of Common Stock issuable upon conversion of the Series B Preferred Stock may not be sold or transferred unless  (i) such Common Stock is sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) the Corporation or its transfer agent shall have been furnished with an opinion of  counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such Common Stock is sold or transferred pursuant to Rule 144 under the Securities Act (or a successor rule) (“Rule 144”) or other applicable exemption or (iv) such Common Stock is transferred to an “affiliate” (as defined in Rule 144) of the Corporation who agrees to sell or otherwise transfer the securities only in accordance with this paragraph (e) and who is an accredited investor (as defined in the Securities Act).  Until such time as the shares of Common Stock issuable upon conversion of the Series B Preferred Stock have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 or other applicable exemption without any restriction as to the number of shares of Common Stock as of a particular date that can then be immediately sold, each certificate for shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall bear a legend substantially in the following form, as appropriate:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT OR OTHER APPLICABLE EXEMPTION.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

The legend set forth above shall be removed and the Corporation shall issue to the holder a new certificate therefor free of any transfer legend if (i) the Corporation or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such securities may be made without registration under the Securities Act, which opinion shall be reasonably acceptable to the Corporation or (ii) such security is registered for sale by the holder under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or other applicable exemption without any restriction as to the number of securities as of a particular date that can then be immediately sold.

(IV) Effect of Certain Events.

(a)
Adjustment Due to Merger, Consolidation, Etc.  If, at any time when any shares of Series B Preferred Stock are issued and outstanding, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (other than as described in paragraph (b) hereof), as a result of which shares of Common Stock shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Corporation or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Corporation other than in connection with a plan of complete liquidation of the Corporation, then a Series B Holder shall thereafter have the right to receive, upon conversion of the Series B Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Series B Holder would have been entitled to receive in such transaction had the Series B Preferred Stock been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Series B Holder to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series B Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof.

(b)
Subdivision or Combination of Common Stock.  If the Corporation at any time when any shares of Series B Preferred Stock are issued and outstanding subdivides (by stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Corporation at any time when any shares of Series B Preferred Stock are issued and outstanding combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.  Any adjustment under this paragraph (b) shall become effective at the close of business on the date the subdivision or combination becomes effective.  Each such adjustment of the Conversion Price shall be calculated to the nearest one-thousandth of a cent.  Such adjustment shall be made successively whenever any event covered by this paragraph (b) shall occur.

(c)
Adjustment Due to Distribution.  If the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Corporation’s stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then each Series B Holder shall be entitled, upon any conversion of the Series B Preferred Stock after the date of record for determining stockholders entitled to such Distribution, to receive the amount of such assets which would have been payable to such Series B Holder with respect to the shares of Common Stock issuable upon such conversion had such Series B Holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution.

(d)
Purchase Rights.  If, at any time when any shares of Series B Preferred Stock are issued and outstanding, the Corporation issues any convertible securities or rights to purchase stock, warrants, securities or other property (the “Purchase Rights”) pro rata to the record holders of any class of Common Stock, then each Series B Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Series B Holder could have acquired if such Series B Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series B Preferred Stock (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(e)
Notice of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price as a result of the events described in this Section (IV), the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Series B Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of a Series B Holder, furnish to such Series B Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of the shares of Series B Preferred Stock.

(V) Status on Conversion.  Upon any conversion of shares of Series B Preferred Stock, the shares of Series B Preferred Stock so converted shall be canceled.

(VI) Reservation of Shares.  The Company shall, at all times, reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of the Series B Preferred Stock.

(iv) Redemption.  The Series B Preferred Stock is not subject to redemption by the Corporation or any Series B Holder.

(v) Liquidation Preference.  In the event of any voluntary liquidation, dissolution or winding up of the Corporation, the Series B Holders will be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of any Common Stock and any other stock of the Corporation ranking in liquidation junior to the Series B Preferred Stock, by reason of the ownership thereof, an amount (the "Series B Preferential Amount") equal to the fixed sum of $0.001 per share of Series B Preferred Stock.  If, upon the occurrence of such an event, the assets and funds thus distributable among the holders of Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full Series B Preferential Amount, then the entire assets and funds of the Corporation legally available for distribution to the holders of the Series B Preferred Stock shall be distributed ratably among such holders in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.  After the payment or setting apart of the full Series B Preferential Amount required to be paid to the Series B Holders, the Series B Holders shall be entitled to receive on a pari passu basis with the holders of the shares of Common Stock and any other stock of the Corporation ranking in liquidation junior to the Series B Preferred Stock, based upon the number of shares of Common Stock into which the Series B Preferred Stock is convertible, all remaining assets or surplus funds of the Corporation.  Neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily, within the meaning of this section.

{Remainder of Page Intentionally Left Blank; Signature Page to Follow}

IN WITNESS WHEREOF, BIORESTORATIVE THERAPIES, INC. has caused this Certificate to be executed by its President this 8th day of September, 2022.

BIORESTORATIVE THERAPIES, INC.

By: /s/ Lance Alstodt
      Lance Alstodt
      President

EXHIBIT A
NOTICE OF CONVERSION

The undersigned hereby elects to convert ____________ shares of Series B Preferred Stock of BioRestorative Therapies, Inc., a Delaware corporation (the “Corporation”),  into that number of shares of Common Stock to be issued pursuant to the conversion of the shares of Series B Preferred Stock as set forth below, according to the terms and conditions of the Certificate of Designations of Preferred Stock filed with the State of Delaware with respect to the Series B Preferred Stock on September 13, 2022, as of the date written below.  No fee will be charged to the holder for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

[ ]
The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion (as set forth below) to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal At Custodian (DWAC) system.

Name of DTC Prime Broker: ________________________
Account Number: ______________________

[ ]
The undersigned hereby requests that the Corporation issue a certificate or certificates for the number of shares of Common Stock set forth below (which number is based on the holder’s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Name: _______________________
Address: _______________________
                           _______________________
Date of Conversion: ____________
Applicable Conversion Price: $____________
Number of Shares of Common Stock to be
    Issued Pursuant to Conversion of the
    Series B Preferred Stock: ____________
Number of Shares of Series B Preferred Stock
    Remaining Outstanding after this Conversion:____________

[HOLDER]

By: ________________________
Name: ______________________
Title: _______________________
Date:_______________________